Exhibit (a)(5)(A)(2)

VIVO PARTICIPAÇÕES S.A.
Publicly-held company
CVM No. 1771-0
CNPJ/MF No. 02.558.074/0001-73
NIRE 353001587.9-2

TELEMIG CELULAR PARTICIPAÇÕES S.A.
Publicly-held company
CVM No. 1770-1
CNPJ/MF No. 02.558.118/0001-65
NIRE 3130002535-7

TELEMIG CELULAR S.A.
Publicly-held company
CVM No. 1721-3
CNPJ/MF No. 02.320.739/0001-06
NIRE 3130001299-9

NOTICE OF MATERIAL FACT

Vivo Participações S.A. (“Vivo Part”), Telemig Celular Participações S.A. (“Telemig Part”) and Telemig Celular S.A. inform to their shareholders and the public at large, pursuant to CVM Instruction No. 385/02 that, on the date hereof, the transfer of the shareholding control of Telemig Part (and, indirectly, Telemig Celular S.A.), as well as the shareholding control of Tele Norte Celular Participações S.A. (“Tele Norte”) (and, indirectly, Amazônia Celular S.A.) to Vivo Part were completed, pursuant to the Stock Purchase Agreement entered into by and among Vivo Part and Telpart Participações S.A. (“Telpart”) (the “Stock Purchase Agreement”), which was the object of the notices of material fact of such Companies dated as of August 2, 2007, August 3, 2007, December 20, 2007 and of the Notices to the Market dated as of March 7, 2008 and March 10, 2008, considering that all the conditions set forth in the agreement were satisfied and the payment of the price was carried out.

On the same date hereof, Vivo Part disposed of the totality of the 1,292,679 common shares and 3,715 preferred shares of Tele Norte purchased from Telpart to Telemar Norte Leste S.A., for the same price and conditions set forth in the Stock Purchase Agreement with Telpart.

The price for the 7,258,108 common shares and 969,932 preferred shares of Telemig Part, paid on the date hereof, already including the compensations set forth in the Stock Purchase Agreement with Telpart, corresponds to R$ 1,162,594,377.44 (one billion, one hundred and sixty-two million, five hundred and ninety-four thousand, three hundred and seventy-seven reais and forty-four cents), equivalent to the approximate amount of R$ 151.17 (one hundred and fifty-one reais and seventeen cents) per common share and R$ 67.43 (sixty-seven reais and forty-three cents) per preferred share of Telemig Part acquired. The price paid for the common shares of Telemig Part results in an approximate amount of R$ 2,625.04 (two thousand, six hundred and twenty-five reais and four cents) per common share of Telemig Celular S.A.

Vivo Part. shall proceed with, within the term and in accordance with the applicable law in force, tender offers (i) for the acquisition of common shares of non-controlling shareholders of Telemig Part and Telemig Celular, pursuant to article 254-A of “Lei 6,404/76” (“Mandatory Tender Offer”), as well as (ii) for the voluntary acquisition of up to 1/3 of the outstanding preferred shares in the market, issued by Telemig Part. and Telemig Celular (“Voluntary Tender Offer”), provided that such offers shall be disclosed within the next days.

Additionally, Vivo Part informs that it acquired the rights held by Telpart for the subscription of shares to be issued by Telemig Part and Tele Norte Part as a result of the alternative provided in the “Instrução CVM No. 319/99”, for the amounts already updated in accordance with the Stock Purchase Agreement with Telpart, of R$ 70,511,214.94 (seventy million, five hundred and eleven thousand, two hundred and fourteen reais and ninety-four cents) and R$ 22,610,739.14 (twenty-two million, six hundred and ten thousand, seven hundred and thirty-nine reais and fourteen cents), respectively, provided that, on the same date hereof, the rights for the subscription of shares to be issued by Tele Norte were disposed to Telemar for the same amount paid to Telpart for its acquisition.

São Paulo, April 03, 2008

Ernesto Gardelliano
Investor Relations Director
Vivo Participações S.A.
Telemig Celular Participações S.A.
Telemig Celular S.A.

IMPORTANT INFORMATION FOR ADS HOLDERS:  THIS ANNOUNCEMENT RELATING TO THE TRANSACTION MENTIONING THE VOLUNTARY TENDER OFFERS IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT AN OFFER TO PURCHASE OR THE SOLICITATION OF AN OFFER TO SELL ANY SHARES OF TELEMIG PARTICIPAÇÕES OR TELEMIG CELULAR.  ANY SUCH OFFER OR SOLICITATION WILL BE MADE ONLY PURSUANT TO AN OFFER TO PURCHASE OR THE RELEVANT EDITAL THAT VIVO PARTICIPAÇÕES INTENDS TO LAUNCH AND, TO THE EXTENT REQUIRED, TO FILE WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION ON OR BEFORE THE RESPECTIVE LAUNCH DATES.  SHAREHOLDERS WHO ARE ELIGIBLE TO PARTICIPATE IN ANY SUCH OFFERS SHOULD READ CAREFULLY THE OFFER TO PURCHASE AND THE EDITAL RELATING TO SUCH OFFERS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT SUCH OFFERS.  SHAREHOLDERS WILL BE ABLE TO OBTAIN COPIES OF ALL DOCUMENTS RELATING TO SUCH OFFERS THAT ARE FILED WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION FREE OF CHARGE FROM THE COMMISSION’S WEBSITE AT www.sec.gov.  COPIES OF THE DOCUMENTS RELATING TO SUCH VOLUNTARY TENDER OFFERS SUCH AS THE RESPECTIVE EDITAIS AND LAUDOS WILL BE MADE AVAILABLE IN THE COMPANY`S HEAD OFFICE WHEN THE OFFERS ARE LAUNCHED AND AS PER THE ANNOUNCEMENT TO BE MADE AT THE TIME THE OFFERS ARE LAUCHED.